Exhibit 4.14

Letter of Intent for Equity Transfer

Transferee: Jiangxi Universe Pharmaceuticals Co., Ltd. (hereinafter referred to as “Party A”)

Unified Social Credit Code: [Redacted]

Address: No.265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County, Ji’an City

Transferor: Liu Xibo (hereinafter referred to as “Party B”)

ID Card No.: [Redacted])

Address: No. 8, 1st Lane, Xianjiangzheng Street, Luogang District, Guangzhou City

Party C: Yunnan Faxi Pharmaceutical Co., Ltd. (hereinafter referred to as the “Target Company”)

Unified Social Credit Code: [Redacted]

Address: No. 495-1, Puji Road, Wuhua District, Kunming City, Yunnan Province

At the time of signing this Letter of Intent:

1)	Party A is a company registered and validly existing in accordance with the laws of China;

2)	Party B has full civil capacity for conduct in accordance with the laws of the People’s Republic of China;

3)	Party C is a limited liability company registered and existing in accordance with the laws of China, whose registered capital is RMB 10.8 million and whose business scope includes sales of drugs, medical devices, etc.;

4)	Party B owns 51% of the equity of the Target Company; the equity ratio is the officially registered equity;

5)	Party B is willing to transfer all the equity of the Target Company he owns (hereinafter referred to as “Equity for Sale”), and Party A is willing to purchase all the equity of Party B;

To sum up, Party A and Party B reach the following finalized contents of this Letter of Intent, and jointly confirm this Letter of Intent as the preliminary opinion of this acquisition transaction, aiming to make a preliminary agreement on relevant transaction conditions and steps. It is hereby stated that this intent is the basis for the subsequent assistance of all the parties and is not a legally binding document; the specific acquisition rights and responsibilities shall be concluded in the assessment report of a professional institution and determined in the formal Equity Transfer Agreement and other transaction annexes to be signed separately based on conclusive opinions.

1.	Acquisition Subject Matter:

Party A’s acquisition subject matter is 51% equity of the Target Company owned by Party B and 51% ownership of the project held by the Target Company.

2.	Acquisition Price and Method

1)	Acquisition Price: The acquisition price initially determined by both parties is intended to be RMB Seventy-Two Million Only, and the final acquisition price shall be determined by both parties through negotiation based on the completion of an assessment report by a professional institution after due diligence.

2)	Acquisition Method: Both Party A and Party B agree that Party A will complete the acquisition by bank transfer. Within three days after signing the Letter of Intent for Equity Transfer, Party A shall first pay Party B an intent deposit of RMB Twenty-Five Million, which shall be paid to the Target Company’s company account.

3.	Due Diligence Procedures for Acquisition:

After the signing of this Agreement, all parties agree and will cooperate with Party B to entrust a professional due diligence institution to conduct comprehensive legal due diligence on the subject, qualification, assets, liabilities, equity, major contracts, litigation, arbitration and other matters of the Target Company. In this regard, the Transferor shall provide full cooperation and assistance, and cause the Target Company to provide full cooperation and assistance, and provide documents and information required for the investigation. The Transferee has the right to entrust a professional institution to carry out due diligence. The professional institution shall exercise all the rights of due diligence granted in this Letter of Intent on behalf of the Transferee.

4.	Formal Equity Transfer Agreement

Both parties agree that the Equity Transfer Agreement or any other substantive transaction agreement determined by both parties through negotiation shall be formally signed by both parties within 10 days after all the following preconditions are met;

1)	Party A has completed the due diligence on the Target Company, and has not found any material fact that has a material impact on this transaction (or such material fact is found but can be settled through friendly negotiation between both parties);

2)	The content and format of the signed Equity Transfer Agreement or any other agreement (including its annexes) are satisfactory to both parties;

3)	The higher competent departments of both parties and the shareholders’ meetings of both parties and the shareholders’ meeting of the Target Company approve or pass the proposal for the acquisition of target equity.

5.	Confidentiality Clause

1)	Both parties agree that all terms of this Letter of Intent and all information obtained from both parties through due diligence are confidential information (except when relevant disclosure is an obligation and responsibility required by law). Both parties warrant that they and their entrusted consultants involved in the acquisition will not use the confidential information for any purpose other than the following circumstances: as required by law, as expressly stipulated in this Agreement, or any litigation, arbitration, or administrative penalty incurred in connection with this Agreement; provided that under the above circumstances, the confidential information shall also be used in strict accordance with relevant legal procedures.

2)	The above restrictions do not apply to the following:

a.	Materials and information that have become generally available to the public at the time of disclosure;

b.	Materials and information that have become generally available to the public after disclosure without the fault of the receiving party;

c.	Materials that the receiving party can prove that it has mastered before disclosure and are not directly or indirectly obtained from other parties;

d.	Either party has the obligation to disclose to relevant government departments according to legal requirements, or either party discloses the above confidential information to its direct legal advisers and financial advisers as required for its normal operation;

3)	If the acquisition project fails to be completed, both parties have the obligation to return or destroy the information and materials provided by the other party.

4)	The confidentiality obligation stated in this clause shall survive the termination of this Agreement.

6.	Exclusion Clause and Warranty Clause

1)	Party B undertakes that during the entire period from the effective date of this Letter of Intent to the date when both parties separately sign the Equity Transfer Agreement or any other transaction document (“Exclusion Period”), without the consent of Party A, Party B shall not consult or negotiate with a third party in any way on the transfer of the equity or assets of the Target Company he holds. In case of termination of the Letter of Intent in Article 7, the Exclusion Period shall be terminated accordingly;

2)	Any documents and information (written or oral) provided by Party B in connection with this Letter of Intent are true, complete and accurate and are in no way false, omitted or misleading;

3)	Party B warrants that he has complete and legal rights to the Equity for Sale he holds, and that there is no guarantee or other reason that causes the Target Company and the rights granted above to be limited;

4)	Both parties have fulfilled their internal approval procedures in signing this Letter of Intent and performing their obligations under this Letter of Intent;

5)	Both parties have the right to conclude and perform this Agreement, and warrant that all required authorizations have been obtained for the signing and performance of this Letter of Intent.

7.	Effectiveness, Change and Termination of this Letter of Intent

1)	This Letter of Intent shall take effect as of the date of signature and sealing by all the parties. The contents of this Letter of Intent may be changed or terminated by mutual agreement;

2)	In the course of due diligence, if the Transferee finds that the Target Company has any fact that has any material impact on the transaction under this Agreement (including but not limited to any external guarantee, litigation, untrue assets, major business risks, etc. not disclosed by the Target Company), both parties shall negotiate to determine the solution of the matter. If both parties fail to form a solution or reach an agreement on a solution in connection with the matter within 7 days after due diligence, either party may notify the other party in writing to rescind this Letter of Intent. The date when the notice reaches the Transferor is the termination date of the Letter of Intent. If both parties agree to extend the term, the new term shall prevail;

3)	If Party A and Party B fail to reach a substantive agreement on the acquisition matters listed in this Letter of Intent within six months after the signing of this Letter of Intent, this Letter of Intent will be automatically terminated;

4)	Before the expiration of the above period, if Party A is not satisfied with the results of due diligence or the materials provided by Party B are false or misleading or involved in any material omission, Party A has the right to unilaterally terminate this Letter of Intent;

5)	In case of termination of this Letter of Intent, Party B shall unconditionally return the intent deposit paid by Party A.

8.	Miscellaneous

1)	In case of termination of this Letter of Intent due to both parties’ failure to sign transaction documents, the relevant expenses caused by this transaction, including but not limited to the expenses of engaging lawyers, industrial and commercial file consultation fees, transportation expenses, etc., shall be shared by both parties.

2)	The original of this Agreement is made in duplicate, with each party holding one copy, and both copies have the same legal effect.

Party A (Seal):

Signature of Legal Representative (Authorized Representative):     Date:

Party B (Seal):

Signature of Legal Representative (Authorized Representative): Date: 9/26/2022

Party C (Seal)

Signature of Legal Representative (Authorized Representative): Date:

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